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                                                                    EXHIBIT (12)

              THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (All dollar amounts in millions)

                                                  Year Ended December 31
                                       ----------------------------------------------
                                        1996       1995     1994      1993      1992
                                       ------     ------   ------    ------    ------
Earnings:
The Mead Corporation earnings
 from continuing operations
 before income taxes                   $294.6     $487.7   $ 52.4    $135.0    $ 15.8
Mead's share of earnings of
 investees before income taxes            8.2       63.4     95.7      30.3       9.4
Interest and debt expense                73.3       86.0    113.4     107.5     116.0
Amortization of capitalized interest:
 The Mead Corporation                     4.8        4.5      4.6       6.5       4.9
 Mead's share of investees                 .7         .7      1.3       1.4       1.5
Portion of rental payments deemed
 to be interest                          18.6       16.9     18.0      16.5      17.3
                                       ------     ------   ------    ------    ------
                                       $400.2     $659.2   $285.4    $297.2    $164.9
                                       ======     ======   ======    ======    ======
Combined fixed charges:
Interest and debt expense:
 The Mead Corporation                  $ 57.7     $ 69.4   $101.1    $ 94.6    $ 99.5
 Mead's share of investees               15.6       16.6     12.3      12.9      16.5
                                       ------     ------   ------    ------    ------
                                         73.3       86.0    113.4     107.5     116.0
                                       ------     ------   ------    ------    ------

Capitalized interest-
  The Mead Corporation                    6.9        2.0      5.7       2.6       2.3
                                       ------     ------   ------    ------    ------

Portion of rental payments deemed
 to be interest:
  The Mead Corporation                   18.2       16.4     17.6      16.2      17.3
  Mead's share of investees                .4         .5       .4        .3
                                       ------     ------   ------    ------    ------
                                         18.6       16.9     18.0      16.5      17.3
                                       ------     ------   ------    ------    ------
                                       $ 98.8     $104.9   $137.1    $126.6    $135.6
                                       ======     ======   ======    ======    ======
Ratio of earnings to fixed charges        4.1        6.3      2.1       2.3       1.2
                                       ======     ======   ======    ======    ======
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